UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      September 13, 2006
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-21543	41-1839933
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
          On September 13, 2006, the Board of Directors of Wilsons The Leather Experts Inc. (the “Company”), upon recommendation by the Compensation Committee, agreed that David Rogers, a non-employee director of the Company, shall be entitled to receive the same director compensation paid to the independent directors of the Company, provided that the annual retainer for Mr. Rogers shall be prorated for the twelve-month period ending immediately prior to the next annual meeting of shareholders.
          As described in the proxy statement for the annual meeting of shareholders held on June 1, 2006, the compensation paid to the Company’s independent directors includes an annual retainer of $25,000, one-half of which is payable in cash and one-half of which is payable in shares of the Company’s common stock at the end of the twelve-month period, based on the fair market value of the stock on the day immediately preceding the next annual meeting of shareholders. In addition, each director receives a cash payment of $1,500 for each meeting of the Board of Directors or meeting of a committee of the Board of Directors that such director attends in person and for each telephonic meeting that lasts more than one hour. In addition, each director receives $500 for each telephonic meeting that the director attended that lasts less than one hour. Mr. Rogers does not sit on any committees of the Board of Directors.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.

Date: September 15, 2006	By	/s/ Stacy A. Kruse

Stacy A. Kruse
Chief Financial Officer and Treasurer